EXHIBIT 11.1

                       COMPUTATION OF NET LOSS PER SHARE
                                    RESTATED

                        FISCAL YEAR ENDED JUNE 30, 1996



                                                      Number             Number
                                                     of shares           of days

            Common shares outstanding - 7/1/95       2,860,614            366

            Exercise of warrants
                                   6/24/96              94,340              7
            Pooling adjustment                      19,247,800            366
                                                 -------------

            Common shares outstanding - 6/30/96     22,202,754
                                                 -------------
            Weighted average number of common
            shares outstanding                      22,110,218

            Net loss                            $   (5,005,917)

            Loss per common share:              $        (0.23)

FISCAL YEAR ENDED JUNE 30, 1997                      Number            Number
                                                   of shares           of days

            Common shares outstanding - 7/1/96     22,202,754           365

            Exercise of warrants
                                    12/20/96           94,340           192
                                     3/6/97            94,340           116

                                                 ------------
            Common shares outstanding - 6/30/97    22,391,434
                                                -------------
            Weighted average number of common
            shares outstanding                     22,282,361

            Net loss                         $     (2,735,490)

            Loss per common share:           $          (0.12)